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                                [GRAPHIC OMITTED]

                                                                    Exhibit 99.1


                                                  FOR: TRANSPRO, INC.

                                                  Contact:
                                                  Richard A. Wisot
                                                  Chief Financial Officer
                                                  (203) 401-6452

                                                  FD Morgen-Walke
                                                  Investors: Christine Mohrmann,
                                                  Lauren Levine, Lindsay Hatton
                                                  Media: Steve DiMattia
                                                  (212) 850-5600



                TRANSPRO ANNOUNCES CLOSURE OF ITS MAQUOKETA, IOWA
                               MANUFACTURING PLANT

NEW HAVEN, CONNECTICUT, August 28, 2002 - Transpro, Inc. (NYSE: TPR) announced today that, as part of the restructuring program the Company initiated during the third quarter of 2001, it will close its manufacturing plant in Maquoketa, Iowa, which produces parts and tooling for heat exchange products. The plant closure affects a total of twenty-four salaried and hourly employees. The Company expects to cease production at the plant by the end of September 2002.

Charles E. Johnson, President and CEO of Transpro, commented, "This was a difficult decision, and we are dedicated to helping the affected employees through this change. Unfortunately, the recent decline in demand for certain parts the facility produces requires us to close the plant and shift the remaining production to other facilities. This closure is consistent with the Company's initiative to improve the effectiveness of our manufacturing operations."

The Company will take a total charge of approximately $1 million in the third and fourth quarters of 2002 attributable to the write-down of Maquoketa assets to their net realizable value and severance and plant closure costs. This charge is part of the $6 to $7 million restructuring program announced in October 2001. To date, including this charge, approximately $6 million of the expected restructuring charges have been incurred. The restructuring charges are now expected to reach the higher end of the projected range and will extend into next year as the Company continues to review the effectiveness of each of its business units.


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TRANSPRO ANNOUNCES CLOSURE OF ITS MAQUOKETA, IOWA
MANUFACTURING PLANT - PAGE 2


TRANSPRO, INC. is a manufacturer and supplier of heating and cooling systems and components for a variety of Aftermarket and OEM automotive, truck and industrial applications.

FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.

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